Exhibit 16.1

Ernst & Young LLP Sacramento Office Suite 300 2901 Douglas Boulevard Roseville, CA 95661	Tel: +1 916 218 1900 Fax: +1 916 218 1999 ey.com

October 20, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated October 17, 2017, of Prism Technologies Group, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, the second paragraph, and the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP